FACTORING AGREEMENT

Effective as of December 31, 2006 ("Effective Date"), Bradley Rotter, an individual ("Factor") and Composite Technology corporation, a Nevada corporation ("Company") agree that Factor shall act as Company's factor upon the following terms and conditions:

1.  COVERED SALES; SECURITY INTEREST

   (a)  Company hereby assigns and sells to Factor, as absolute owner, and Factor hereby purchases from Company, all of the receivables set forth in Schedule A attached hereto (collectively referred to as the "Purchased Accounts"). Factor's purchase of and acquisition of title to each Purchased Accounts is effective as of the date of this Agreement.

   (b)  Factor acknowledges Company's intention to obtain financing from certain lenders based upon a priority interest in certain collateral, including the Purchased Accounts. In the event Factor obtains priority in the Purchased Accounts over any such lenders, the Factor agrees to subordinate Factor's position in the Purchased Accounts to such lenders' positions therein.

  2.  PURCHASE PRICE OF PURCHASED ACCOUNTS

   The purchase price of each of the Purchased Accounts is the amount set forth as the “Purchase Price” in Schedule A attached hereto (the aggregate purchase price of all of the Purchased Accounts is referred to as the “Purchase Price”). The Factor and Company hereby acknowledge that the Factor has advanced the Purchase Price for the Purchased Accounts as of the Effective Date.

3.  INTEREST; REPURCHASE OF PURCHASED ACCOUNTS; FEES

(a) Interest shall accrue on the Purchase Price, less any amounts actually paid to the Factor by the payees of the Purchased Accounts, at a rate of 10% per annum (calculated on the basis of the actual number of days elapsed over a year of 360 days) until the earlier of: (i) the Purchase Price has been paid in full to the Factor by the payees of such Purchased Accounts; or (ii) the Company repurchases the Purchased Accounts from the Factor.

(b) Upon full payment of the Purchase Price made by the payees of the Purchased Accounts, the Factor shall immediately assign and transfer to Company, as absolute owner, the Purchased Accounts.

(c) In the event the payees of the Purchased Accounts have not fully paid to the Factor the Purchase Price by March 31, 2007 (the “Forced Repurchase Date”), the Company shall repurchase the Purchased Accounts for an amount equal to the Purchase Price less any amounts actually paid to the Factor by the payees of such Purchased Accounts. In addition, the Company may, from time to time prior to the Forced Repurchase Date, repurchase the Purchased Accounts for an amount equal to the Purchase Price less any amounts actually paid to the Factor by the payees of such Purchased Accounts.

(d) For Factor’s services, the Company shall (i) pay to the Factor 2% of the Purchase Price at the time of the Company’s repurchase of the Purchased Account; and (ii) issue to the Factor a Warrant to purchase 900,000 shares of the Company’s common stock at an exercise of $1.06 per share with a 2 year term, subject to the approval of the Company’s Board of Directors (the “Warrant”); and (iii) another Warrant to purchase an additional 900,000 shares if the Purchase Price is not repurchased by the Company by February 1, 2007. The form of Warrant is set forth in Exhibit A.

4.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   (a) Due Incorporation and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full and adequate power to carry on and conduct its business as presently conducted, and is duly licensed or qualified in all foreign jurisdictions wherein the failure to be so qualified or licensed would reasonably be expected to have a material adverse effect on the business of the Company.

  (b) Due Authorization. This Agreement is subject to the approval of the Board of Directors of the Company. With such approvals in place, the Company will have full right, power and authority to enter into this Agreement, to sell the Purchased Accounts hereunder, to issue the Warrants, to execute and deliver this Agreement and to perform all of its duties and obligations under this Agreement. The execution and delivery of this Agreement will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or the Company's bylaws or certificate of incorporation. Following the Company’s Board approval of this Agreement, all necessary and appropriate corporate action on the part of the Company has been taken to authorize the execution and delivery of this Agreement. The Company shall give notice promptly to the Factor as soon as Board approval has been secured for the obligations under the present Agreement.

  (c) Enforceability. Upon the Company’s Board approval of this Agreement, this Agreement will be validly executed and delivered by the Company and will constitute the legal, valid and binding obligations of the Company enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ right and to the availability of the remedy of specific performance.

   (d) Compliance with Laws. The nature and transaction of the Company's business and operations and the use of its properties and assets do not, and during the term of this Agreement shall not, violate or conflict with in any material respect any applicable law, statute, ordinance, rule, regulation or order of any kind or nature.

  (e) Absence of Conflicts. The execution, delivery and performance by the Company of this Agreement, and the transactions contemplated hereby, do not constitute a breach or default, or require consents under, any agreement, permit, contract or other instrument to which the Company is a party, or by which the Company is bound or to which any of the assets of the Company is subject, or any judgment, order, writ, decree, authorization, license, rule, regulation, or statute to which the Company is subject.

5.  REPRESENTATIONS AND WARRANTIES OF THE FACTOR

 (a) Due Authorization. The Factor has full power and authority and has taken all action necessary to authorize the Factor to execute, deliver and perform the Factor’s obligations under this Agreement. This Agreement is the legal, valid and binding obligation of the Factor in accordance with its terms.

 (b)Accredited Investor. The Factor is an Accredited Investor as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

 (c)Investment Experience. The Factor has not authorized any Person to act as the Factor’s Purchaser Representative (as that term is defined in Regulation D of the General Rules and Regulations under the Securities Act) in connection with this transaction. The Factor has such knowledge and experience in financial, investment and business matters that the Factor is capable of evaluating the merits and risks of the prospective investment in the securities of the Company. The Factor has consulted with such independent legal counsel or other advisers as the Factor has deemed appropriate to assist the Factor in evaluating the proposed investment in the Company.

(d)Adequate Means. The Factor (i) has adequate means of providing for the Factor’s current financial needs and possible contingencies; and (ii) can afford (a) to hold unregistered securities for an indefinite period of time as required; and (b) sustain a complete loss of the entire amount of the subscription.

 (e)Access to Information. The Factor has been afforded the opportunity to ask questions of, and receive answers from the officers and/or directors of the Company acting on its behalf concerning the terms and conditions of this transaction and to obtain any additional information, to the extent that the Company possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information furnished; and has had such opportunity to the extent the Factor considers it appropriate in order to permit the Factor to evaluate the merits and risks of an investment in the Company. It is understood that all documents, records and books pertaining to this investment have been made available for inspection, and that the books and records of the Company will be available upon reasonable notice for inspection by investors during reasonable business hours at its principal place of business. The foregoing shall in no way be deemed to limit the ability of the Factor to rely on the representations and warranties set forth herein or incorporated herein by reference.

(f)No Resale. The Warrants (“Securities”) are being acquired solely for the account of the Factor for the Factor’s investment and not with a view to, or for resale in connection with, any distribution in any jurisdiction where such sale or distribution would be precluded.

 (g)Legend. The Factor hereby acknowledges and agrees that the Company may insert the following or similar legend on the face of the certificates evidencing the Common Stock (including Common Stock underlying the Warrants) purchased by the Factor if required in compliance with the Securities Act or state securities laws:

“These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be sold or otherwise transferred or disposed of except pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or an opinion of counsel satisfactory to counsel to the issuer that an exemption from registration under the Securities Act and any applicable state securities laws is available.”

  (h) General Solicitation. The Factor is not acquiring the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

6.COVENANTS: REGISTRATION RIGHTS

   (a) If the Company prepares and files a Registration Statement under Act or otherwise registers securities under the Act as to any of its securities (other than under a Registration Statement pursuant to Form S-8 or Form S-4) (each such filing, a "Registration Statement"), it will give written notice by registered mail, at least 20 days prior to the filing of such Registration Statement to the Factor of its intention to do so. The Company shall include all shares of common stock underlying the Warrants (the “Registrable Securities”) in such Registration Statement with respect to which the Company has received written requests for inclusion therein within 15 days of actual receipt of the Company's notice.

   (b) In the event of an underwritten registered offering the managing underwriter(s) advise the Company in writing that in their opinion the number of Registrable Securities exceeds the number of Registrable Securities which can be sold therein without adversely affecting the marketability of the offering, the Company will cause the Company to include in such registration the number of Registrable Securities requested to be included which in the opinion of such underwriter(s) can be sold without adversely affecting the marketability of the offering, pro rata among the respective holders thereof on the basis of the amount of Registrable Securities owned by each such holder.

7. MISCELLANEOUS
 (a)Successors and Assigns. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties. This Agreement may be assigned solely by the Factor.
 (b)Titles and Subtitles. The titles and subtitles of the Sections of this Agreement are used for convenience only and shall not be considered in construing or interpreting this agreement.
 (c)Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to the Company, to:	if to the Factor, to:

Composite Technology Corporation 2026 McGaw Avenue Irvine, California 92614 Attn: Chief Executive Officer Fax: (949) 660-1533	Bradley Rotter 850 Corbett Ave., Suite 6 San Francisco, CA 94131

    Either party hereto may change the above specified recipient or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile, provided that any such facsimile is received during regular business hours at the recipient's location) or on the day shown on the return receipt (if delivered by mail or delivery service).
 (d)Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. The parties hereto hereby agree that any suit or proceeding arising under this Agreement, or in connection with the consummation of the transactions contemplated hereby, shall be brought solely in a federal or state court located in the County of Orange and State of California.

 (e)Waiver and Amendment. Any term of this Agreement may be amended, waived or modified with the written consent of the Company and the Factor.

 (f)Remedies. The rights and remedies of the Factor described herein shall be cumulative and not restrictive of any other rights or remedies available under any other instrument, at law or in equity.

IN WITNESS WHEREOF, the undersigned caused this Agreement to be signed.

FACTOR:

______________________________
Bradley Rotter
850 Corbett Ave., Ste. 6
San Francisco, Ca. 94131

Company:

COMPOSITE TECHNOLOGY CORPORATION

By:  ___________________________________________
Name: Benton Wilcoxon
Title: Chief Executive Officer

SCHEDULE A
PURCHASED ACCOUNTS

Purchase Accounts Description	Balance Due	Purchase Price

CTC Sales Order No. 06-100073-SO-GEN; Date 9/25/06 (General Cable Purchase Order 59-140756)	$ 539,124.43	$ 328,645.42
CTC Sales Order No. 06-100069-SO-MOH; 11/24/06; (Mohave Electric Order 80720)	$ 925,372.78	$ 564,098.96
CTC Sales Order No. 06-100038-SO-JIA; Date 9/2/06; $1,497,014 with balance of remaining of $642,557.95 (Jiangsu New Far East Cable Co.)	$ 642,557.95	$ 391,697.57
CTC Sales Order No. 06-100074-SO-GEN; Date 9/6/06; (General Cable PO 59-137261)	$ 845,744.14	$ 515,558.05
Total	$2,952,799.30	$1,800,000.00